SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2002

VANGUARD AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware 0-27034 48-1149290

(State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification No.)

533 Mexico City Avenue, Kansas City International Airport, Kansas City, MO 64153

(Address of principal executive offices including zip code)

Registrant's telephone number, including area code (816) 243-2100

Item 5. Other Events.

The press release filed as Exhibit 99 to this Report on Form 8-K is here incorporated by reference. Vanguard Airlines issued the press release in order to comply with Regulation FD (fair disclosure) due to dissemination of these results in connection with its application for a federal loan guarantee.

Vanguard expects to report passenger revenues and total revenues in 2001 of approximately $112 million and $119 million, respectively, as compared to passenger revenues and total revenues of $124 million and $132 million in 2000.

Item 7. Financial Statements and Exhibits.

(c) Exhibits. The following Exhibits are filed with this report:

Exhibit No. Description

99 Press Release, issued February 13, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD AIRLINES, INC.

By: Robert M. Rowen

Vice President, General Counsel and Secretary

Date: February 13, 2002

For Immediate Release February 13, 2002	Contact: Alan Carr 816-243-2136 acarr@flyvanguard.com

Vanguard Airlines Reports Unaudited Fourth Quarter and Year 2001 Results

Kansas City, MO--Vanguard Airlines, Inc. (OTC Bulletin Board: VNGD) today released its unaudited results for the quarter and the year ended December 31, 2001. This release was made to comply with Regulation FD (fair disclosure) as a result of Vanguard's circulation of these unaudited results in connection with its application for a federal loan guarantee. Vanguard's actual results for these periods may be different than the unaudited results due to final year-end closing entries and the completion of the audit.

For the quarter ended December 31, 2001, Vanguard expects an operating loss of approximately $6 to $7 million, as compared to an operating loss of $10.5 million in the fourth quarter of 2000. For the year ended December 31, 2001, Vanguard expects an operating loss of approximately $27 million as compared to an operating loss of $24.8 million for the year ended December 31, 2000.

The substantial improvement in operating loss for the fourth quarter as compared to the prior year period, achieved despite the general recession in the airline industry, is due to Vanguard's restructuring of its business operations through (i) operation of a Kansas City hub with new destinations, (ii) replacement of older 737-200 aircraft with newer, more reliable MD-80 series aircraft featuring a SkyBox ™ business class cabin, (iii) improvements in customer service and on-time reliability and (iv) participation in a major global distribution system with direct travel agency and Internet sales capability.

"Despite the tragedy of September 11, Vanguard's results for the fourth quarter improved tremendously as compared to the fourth quarter of 2000," said Scott Dickson, Chief Executive Officer and President. "This improvement demonstrates the viability and strength of our business plan."

For the quarter ended December 31, 2001, Vanguard expects a net loss of approximately $2 to $3 million, as compared to a net loss of $11.0 million in the fourth quarter of 2000, reflecting grant income received under the Air Transportation Safety and System Stabilization Act (ATSSSA) of approximately $5.0 million. For the year ended December 31, 2001, Vanguard expects a net loss of approximately $28 million, as compared to a net loss of $26.0 million for the year ended December 31, 2000, also reflecting grant income received under ATSSSA of approximately $7.3 million during the latter part of 2001 and also reflecting an approximate $4.1 million noncash charge related to the issuance of equity in the second quarter. Without this noncash charge, the Company's

--MORE--

expected net loss for the year ended December 31, 2001, would have been approximately $24 million: an improvement over 2000 of approximately $2 million.

"The funds granted by DOT under the ATSSSA were intended to offset losses that would not have occurred but for the events of September 11," said Dickson. "In Vanguard's case, the preponderance of these extraordinary losses were related to lost passenger revenues, and secondarily to the impacts of increased security requirements. However, accounting rules require this grant income to be recorded as non-operating income. Applying the $5 million of grant income to reduce Vanguard's operating loss demonstrates the improvement from the fourth quarter of 2000 that Vanguard would have realized had the tragic events of September not occurred."

Vanguard's average fares for the quarter and year ended December 31, 2001, are expected to be $81 and $78, respectively, as compared to $76 and $66 for the comparable periods in 2000. Vanguard's revenue per passenger mile, or yields, for the quarter and year ended December 31, 2001, are expected to be $0.107 and $0.104, respectively, as compared to $0.120 and $0.129 for the comparable periods in 2000. The change in yield corresponds with Vanguard's increased flight lengths as its route system evolved in 2001 to focus on longer haul routes, which tend to have lower yields. Vanguard's average passenger flight for 2001 was approximately 750 miles, a 46 percent increase from 512 miles in 2000.

"We are very pleased that, following the implementation of the revised route system in the first quarter of 2001, our yields have steadily improved," continued Dickson. "Vanguard's expected yield for the fourth quarter of 2001 is eight percent higher than Vanguard's yield realized in the second quarter of 2001. This is another demonstration of steady improvement in Vanguard's operational efficiency during calendar year 2001."

As previously announced, Vanguard's load factor for the full year 2001 increased 11.1 percent to 65.8 percent from 59.2 percent in 2000. "The increases in yield during the year, and substantial year-over-year increases in average fare and load factor are contrary to general results in the industry and, accordingly, validate Vanguard's business turnaround," continued Dickson. "Considering the impact of September 11 and the general economy, Vanguard's results in 2001 as compared to 2000 are substantially better than most of the industry."

While the results are very encouraging, they do not eliminate the need for Vanguard to take strong action to preserve its financial condition as a result of the September 11 terrorist attacks. As Vanguard previously reported in its Form 10-Q for the quarter ended September 30, 2001, Vanguard requires additional debt or equity financing to fund ongoing operations. The Company is seeking to raise additional capital with the federal loan assistance made possible by ATSSSA; however, there can be no assurance that such capital can be obtained. Without such capital, Kansas City and the nation may lose a valuable airline competitor.

--MORE--

Vanguard filed an application for a federal loan guarantee under ATSSSA on December 6, 2001; revised its application on December 20, 2001; and is in the process of preparing a further revision in response to comments received from the Air Transportation Stabilization Board.

"We believe in Vanguard's value to Kansas City and the nation, and that this value far exceeds the amount of the loan guarantee requested," continued Dickson. "Vanguard was demonstrating the viability of its revised plan when the tragedy struck on September 11. The tragedy is lengthening our turnaround, but we have continued to demonstrate that the new Vanguard rolled-out in 2001 is an airline with a future. We have continued improvements post-September 11 with the addition of Colorado Springs and Ft. Lauderdale to our route map, as well as the return to Myrtle Beach, and through the addition of newer aircraft. We have obtained commitments from aircraft lessors with whom we previously did not lease aircraft. Our load factor has recovered nicely, and we anticipate traffic returning to pre-September 11 levels during the second quarter of 2002."

Vanguard Airlines, Kansas City's Hometown Airline, provides convenient all-jet service to 16 cities nationwide: Atlanta, Austin, Buffalo/Niagara Falls, Chicago-Midway, Colorado Springs, Dallas/Ft. Worth, Denver, Fort Lauderdale, Kansas City, Las Vegas, Los Angeles, Myrtle Beach (March 28), New Orleans, New York-LaGuardia, Pittsburgh and San Francisco. The airline offers low fares with no advance-purchase requirements, advanced seat assignment and extra legroom on all flights with a fleet of seven Boeing 737s and seven Boeing MD-80-series aircraft, which feature SkyBox™ Business Class service. For more information or to make reservations online, visit Vanguard's Web site at www.flyvanguard.com

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements are made based on management's belief, as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, there can be no assurance that Vanguard will obtain new financing with or without federal assistance or that Vanguard will successfully restructure its obligations. Further information on risks and uncertainties that could affect the Company's financial results are included in the Company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2000, and in subsequent filings filed with the Securities and Exchange Commission.

###